WaterChef, Inc.
                             A Delaware Corporation
                              Resolution Adopted by
                         WaterChef's Board-Of-Directors.

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The undersigned being all the Directors of WaterChef,  Inc. (the  "Corporation")
hereby consent to the following actions and adopt the following recitals and Resolution as of October 25, 2001.

     Whereas the Board Of directors has determined that it is in the best interest of the Corporation and its shareholders to adopt the following:

     Resolved, that 2,000,000 shares of the Company's common stock be issued to the natural person named below, in lieu of cash, for international patent and trademark application services, extending patent and trademark protection to the PureSafe Water Station product line to Mexico, Korea, China, Israel and the member countries of the European Union, and such other countries as may be deemed appropriate by management. These shares shall be registered on Form S-8 to be filed with The Securities and Exchange Commission.

         Name                                                  Common Stock

Nathan Lis                                                     2,000,000 shares
21 Paerdegat 12 Street
Brooklyn, NY 11236

The undersigned direct that this consent be filed with the minutes of the proceedings of the Board Of Directors of the Corporation.

/s/ David A. Conway
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David A. Conway

/s/ Martin Clare
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Martin Clare

/s/ Richard P. Farkas
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Richard P. Farkas

/s/ Marshall S. Sterman
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Marshall S. Sterman